Exhibit 99.1

JINGTIAN & GONGCHENG

ATTORNEYS AT LAW

100020

15TH FLOOR, THE UNION PLAZA, 20 CHAOYANGMENWAI DAJIE, BEIJING 100020, P.R.C.

TELEPHONE: (86-10) 6588-2200 FACSIMILE: (86-10) 6588-2211

January 28, 2005

To: Hurray! Holding Co., Ltd.

RE: HURRAY! HOLDING CO., LTD.

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Hurray! Holding Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on January 12, 2005, relating to the offering by the Company and certain selling shareholders of the Company of a total of 6,880,000 American Depositary Shares (“ADSs”), each of which represents 100 ordinary shares, par value US$0.00005 per share, of the Company (the “Ordinary Shares”) and (ii) the Company’s proposed listing of its ADSs on the Nasdaq National Market (the “Listing”). We have been requested to give this opinion on, inter alia, the legal ownership structure of Hurray! Solutions Ltd. (“Hurray! Solutions”), Beijing Enterprise Network Technology Co., Ltd. (“Beijing Enterprise Network”), Beijing WVAS Solutions Ltd. (“Beijing WVAS”), Beijing Cool Young Information Technology Co., Ltd. (“Beijing Cool Young”) and Beijing Palmsky Technology Co., Ltd. (“Beijing Palmsky”) (collectively, the “PRC Operating Companies”, and each, the “PRC Operating Company”) and the legality and validity of the following arrangements (the “Arrangements”) under the relevant agreements as set forth in Schedule II. We are furnishing this opinion as Exhibit 99.1 to the Registration Statement.

The chart as set forth in Schedule I illustrates the structure of the Company, the PRC Operating Companies and the Subsidiaries.

The following terms as used in this opinion are defined as follows:

“Approvals” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspects, qualifications and license;

“Company” means Hurray! Holding Co., Ltd., a company incorporated with limited liability under the laws of the Cayman Islands;

“Documents” means the agreements reviewed by us for the purpose of issuing this legal opinion, a list of which is contained in Schedule II and copies annexed to this opinion;

“Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and subordinary legislation of the PRC;

“Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole;

“PRC” means the People’s Republic of China;

“Prospectus” means the prospectus that forms a part of the Registration Statement, as amended;

“Hurray! Times” means Hurray! Times Communications (Beijing) Ltd., a wholly-owned foreign enterprise incorporated under the laws of the PRC and owned by the Company;

“Beijing Enterprise Mobile” means Beijing Enterprise Mobile Technology Co., Ltd., a wholly-owned foreign enterprise incorporated under the laws of the PRC and owned by the Company;

“Hurray! Solutions” means Hurray! Solutions Ltd., a domestic (non-foreign invested) limited liability company incorporated under the laws of the PRC;

“Beijing Enterprise Network” means Beijing Enterprise Network Technology Co., Ltd., a domestic (non-foreign invested) limited liability company incorporated under the laws of the PRC;

“Beijing WVAS” means Beijing WVAS Solutions Ltd., a domestic (non-foreign invested) limited liability company incorporated under the laws of the PRC and 99% owned by Beijing Enterprise Network;

“Beijing Cool Young” means, a domestic (non-foreign invested) limited liability company incorporated under the laws of the PRC and 95% owned by Hurray! Solutions;

“Beijing Palmsky” means Beijing Palmsky Technology Co., Ltd., a domestic (non-foreign invested) limited liability company incorporated under the laws of the PRC;

“PRC Operating Companies” means Hurray! Solutions Ltd., Beijing Enterprise Network Technology Co., Ltd., Beijing WVAS Solutions Ltd., Beijing Cool Young Information Technology Co., Ltd., and Beijing Palmsky Technology Co., Ltd.;

“Subsidiaries” means Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Mobile Technology Co., Ltd.; and

“Ultimate Shareholders” means the shareholders of the PRC Operating Companies.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the Documents set out in Schedule II.

We summarize each of the Arrangements below.

1.	EXCLUSIVE PURCHASE ARRANGEMENTS WITH EACH OF THE SHAREHOLDERS OF THE PRC OPERATING COMPANIES.

1.1	Under the Contract relating to the Exclusive Purchase Right of an Equity Interest among the Company, Hurray! Solutions and each of Messrs Wang Qindai and Songzuo Xiang dated May 5, 2004, the Contract relating to the Exclusive Purchase Right of an Equity Interest among the Company, Beijing Cool Young and each of Mr. Wang Qindai and Hurray! Solutions dated May 5, 2004, Contract relating to the Exclusive Purchase Right of an Equity Interest among the Company, Beijing WVAS and each of Messrs Sun Hao and Wang Xiaoping dated October 1, 2004, Contract relating to the Exclusive Purchase Right of an Equity Interest among the Company, Beijing WVAS and Beijing Enterprise Network dated October 1, 2004, Contract relating to the Exclusive Purchase Right of an Equity Interest among the Company, Beijing Palmsky and each of Messrs Yang Haoyu and Wang Jianhua dated October 1, 2004, Contract relating to the Exclusive Purchase Right of an Equity Interest among the Company, Beijing Enterprise Network and each of Messrs Wang Xiaoping and Sun Hao dated August 15, 2004 (collectively, the “Option Agreements” and each, an “Option Agreement”), the Company or its designee has an exclusive option to purchase from each of the Ultimate Shareholders all or part of such shareholder’s equity interests in the PRC Operating Companies at book value, to the extent permitted by the Laws. This option is exercisable at anytime by the Company or its designated parties. The term of these Option Agreements is 10 years, renewable by the Company for an additional 10-year term at the Company’s sole discretion.

1.2	Under the Option Agreements, each of the PRC Operating Companies agrees not to take any of the following actions without the prior written consent from the Company or Hurray! Times:

•	complement, change or renew its articles of association or registered capital or investment amount;

•	increase or decrease, or change the structure of registered capital of the PRC Operating Companies;

•	sell, transfer, mortgage or dispose of any assets, legitimate or beneficial interest of business or income of the PRC Operating Companies, or approve any other security interest set on it;

•	no debt shall take place, be inherited, be guaranteed, or be allowed to exist, with the exception of: (i) debt from normal or daily business but not from borrowing; (ii) debt having been disclosed to the Company or having gained written consent from the Company;

•	enter into any material contract of value exceeding RMB1,000,000 save for transactions or contracts arising in the normal course of business;

•	grant any loan or credit;

•	merge or associate with any person, or purchase any person or invest in any person; or

•	assign stock interests to shareholders in any form, but upon request of the Company, to assign all or part of its assignable profits.

1.3	Under the Option Agreements, the Ultimate Shareholders agrees not to take any of the following actions without obtaining the prior written consent from the Company or Hurray! Times:

•	sell, transfer, mortgage or dispose of in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest, with the exception of the pledge on the equity interest of the Ultimate Shareholders under the Equity Interest Pledge Contract (as defined below);

•	procure the passing of any resolution relating to the sale, transfer or pledge of their shares in the PRC Operating Companies (except for the pledge of shares in the PRC Operating Companies in favor of Hurray! Times under the Equity Interest Pledge Contracts (as defined below)); or

•	procure the passing of any resolution relating to a merger or association of the PRC Operating Companies.

2.	ECONOMIC RELATIONSHIPS AND CONTRACTUAL ARRANGEMENTS BETWEEN THE COMPANY, HURRAY! TIMES, THE PRC OPERATING COMPANIES AND THE ULTIMATE SHAREHOLDERS (“CONTRACTUAL ARRANGEMENTS”).

2.1	Exclusive Technical and Consulting Services Agreements. Exclusive Technical and Consulting Services Agreements (“Exclusive Technical Services Agreements”) were entered into by and between Hurray! Times and each of the PRC Operating Companies, each dated May 5, 2004. According to the Exclusive Technical Services Agreements, Hurray! Times will provide technical and consulting services exclusively to each of the PRC Operating Companies for a fixed fee, which are subject to adjustment by Hurray! Times based on the services provided to each of the PRC Operating Companies, up to the amounts equaling all of each of the PRC Operating Companies’ revenues.

2.2	Equity Interests Pledge Agreements. Equity Interest Pledge Agreements were entered into by and between Hurray! Times and each of Messrs Wang Qindai and Songzuo Xiang, each dated May 5, 2004, Equity Interest Pledge Agreements were entered into by and between Hurray! Times and each of Messrs Sun Hao and Wang Xiaoping and Beijing Enterprise Network, each dated October 1, 2004, Equity Interest Pledge Agreements were entered into by and between Hurray! Times and each of Messrs Yang Haoyu and Wang Jianhua, each dated October 1, 2004 and Equity Interest Pledge Agreements were entered into by and between Hurray! Times and each of Messrs Sun Hao and Wang Xiaoping, each dated October 1, 2004 (collectively, the “Equity Interest Pledge Agreements”). According to the Equity Interest Pledge Agreements, the Ultimate Shareholders pledge all of their equity interest in the PRC Operating Companies to Hurray! Times to guarantee the performance and the payment of the service fee by each of the PRC Operating Companies under the Exclusive Technical Services Agreements. The equity pledge may be enforced by Hurray! Times in the event of, among other things, any breach of the Equity Interest Pledge Agreements, non-payment of service fees under the Equity Interest Pledge Agreements by the PRC Operating Companies and transfer of the equity interests in the PRC Operating Companies by the Ultimate Shareholders without Hurray! Times’ prior consent. Hurray! Times is entitled to sell the equity interests held by such Ultimate Shareholders and retain the proceeds of such sale or require any of them to transfer to the Company their equity interest in the applicable PRC Operating Companies.

2.3

Trademark, Domain Name and Software License Agreements. Trademark License Agreements were entered into by and between Hurray! Times and each of the PRC Operating Companies, each dated May 5, 2004, under which Hurray! Times licensed to each of the PRC Operating Companies a non-exclusive right to use certain trademarks in return for a license fee. Domain Name License agreements were entered into by and between Hurray! Times and each of the PRC Operating

Companies, each dated May 5, 2004, under which Hurray! Times licensed to each of the PRC Operating Companies a non-exclusive right to use domain names in return for a license fee. Software License Agreements were entered into by and between Hurray! Times and Hurray! Solutions and by and between Hurray! Times and each of the PRC Operating Companies, each dated May 5, 2004, under which Hurray! Times has granted each of the PRC Operating Companies a license to use certain software for a nominal annual license fee. Each of these licenses will only be valid if used within the PRC Operating Companies’ business scope. Each of these licenses agreements will terminate upon the earlier of ten years or the expiration of Hurray! Times’ right to use the relevant domain names and trademarks. The PRC Operating Companies cannot assign or transfer their rights under the licenses to any third party, and cannot promote or advertise the licensed trademarks in television, newspapers, magazines, the Internet or other public media without the Company’s prior written consent.

2.4	Trademark, Domain Name and Software Assignment Agreements. A Trademark Assignment Agreement was entered into by and between Hurray! Solutions and Hurray! Times dated May 5, 2004, under which Hurray! Solutions transferred to Hurray! Times its ownership rights in its registered trademark of our corporate logo, which Hurray! Times has licensed back for Hurray! Solutions’ use in its operations on a non-exclusive basis. A Domain Name Assignment Agreement was entered into by and between Hurray! Solutions and Hurray! Times dated May 5, 2004, under which Hurray! Solutions transferred to Hurray! Times its ownership rights in its domain names, some of which Hurray! Times has licensed back for Hurray! Solutions’ use in its operations on a non-exclusive basis. Domain Name Assignment Agreements were entered into by and between Hurray! Times and each of the PRC Operating Companies, each dated May 5, 2004, under which each of the PRC Operating Companies transferred to Hurray! Times its ownership rights in its domain names and Hurray! Times has licensed back to each of them their respective domain names for use in their operations on a non-exclusive basis. A Software Assignment Agreement was entered into by and between Hurray! Solutions and Hurray! Times dated May 5, 2004, under which Hurray! Solutions transferred to Hurray! Times its ownership rights in its platform software. A Software Assignment Agreement was entered into by and between Hurray! Times and Beijing Palmsky dated May 5, 2004, under which Beijing Palmsky transferred to Hurray! Times its ownership rights in its games software, which Hurray! Times has licensed back for Beijing Palmsky’s use in its operations on a non-exclusive basis.

2.5	Operating Agreement. An Operating Agreement was entered into by and among Hurray! Times, Hurray! Solutions and each of its respective Ultimate Shareholders dated May 5, 2004. An Operating Agreement was entered into by and among Hurray! Times, Beijing Cool Young and each of its respective Ultimate Shareholders dated May 5, 2004. An Operating Agreement was entered into by and among Hurray! Times, Beijing WVAS Solutions, Beijing Enterprise Network and each of the Ultimate Shareholders dated October 1, 2004. An Operating Agreement was entered into by and among Hurray! Times, Beijing Palmsky and each of its Ultimate Shareholders dated October 1, 2004. An Operating Agreement was entered into by and among Hurray! Times, Beijing Enterprise Network and each of its respective Ultimate Shareholders dated August 15, 2004. All the Operating Agreements referred to in this paragraph are referred to collectively as “Operating Agreements.” In these Operating Agreements,

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the Company provides guarantees to the PRC Operating Companies of their contracts, agreements or transactions with third parties, to the extent permitted under Chinese law. In return, each of the PRC Operating Companies has granted the Company a security interest over all of its assets, including all of its accounts receivable, which have not previously been encumbered by security interests. The Company also has the right of first refusal with respect to future loan guarantees.

•	The PRC Operating Companies and their respective shareholders have each agreed that they will not enter into any transaction, or fail to take any action, that would substantially affect their assets, rights and obligations, or business without our prior written consent.

•	The PRC Operating Companies and the Ultimate Shareholders will appoint persons recommended by Hurray! Times as the directors, officers and other senior management personnel of the PRC Operating Companies, as well as accept the guidance of Hurray! Times regarding their day-to-day operations, financial management and the hiring and dismissal of their employees. Hurray! Times has the right to terminate all of its agreements with the PRC Operating Companies if any of the agreements with them expires or is terminated, while the PRC Operating Companies may not terminate the operating agreements during the term of the agreements, which is ten years.

2.6	Letters of Undertaking (“Letters of Undertaking”) granted by the Ultimate Shareholders in favor of Mr. Wang Qindai or any other person employed as the general manager of Hurray! Times from time to time. According to the Letters of Undertaking, the Ultimate Shareholders have given irrevocable proxies to Mr. Wang Qindai, the current general manager of Hurray! Times, or any other person employed as the general manager of Hurray! Times from time to time, to vote on all corporate matters of the PRC Operating Companies, including the sale and transfer of the equity interest in the PRC Operating Companies. In the event that Mr. Wang Qindai ceases to be the general manager of Huarry! Times, or if Hurray! Times gives notice to the Ultimate Shareholders of any intention to revoke the Letters of Undertaking, the Ultimate Shareholders will immediately revoke such Letters of Undertaking dedicated to Mr. Wang Qindai and shall enter into another letter of undertaking with another person employed as the general manager of Hurray! Times.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Documents.

Based on the foregoing, we are of the opinion that:

1.	Hurray! Solutions has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Hurray! Solutions RMB 57,100,000 has been fully paid for and 85% and 15 % of the equity interest in the registered capital of Hurray! Solutions is respectively owned by Messrs Wang Qindai and Xiang Songzuo and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Contractual Arrangements.

Beijing Cool Yong has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Cool Young RMB 1,000,000 has been fully paid for and 95% and 5% of the equity interest in the registered capital of Beijing Cool Young is respectively owned by Hurray! Solutions and Mr. Wang Qindai and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Contractual Arrangements.

Beijing Enterprise Network has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Enterprise Network RMB 10,000,000 has been fully paid for and 50% and 50% of the equity interest in the registered capital of Beijing Enterprise Network is respectively owned by Messrs Sun Hao and Wang Xiaoping and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Contractual Arrangements.

Beijing WVAS has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing WVAS RMB 10,000,000 has been fully paid for and 99%, 0.5% and 0.5% of the equity interest in the registered capital of Beijing WVAS is respectively owned by Beijing Enterprise Network and Messrs Sun Hao and Wang Xiaoping and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Contractual Arrangements.

Beijing Palmsky has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Palmsky RMB 10,000,000 has been fully paid for and 50% and 50% of the equity interest in the registered capital of Beijing Palmsky is respectively owned by Messrs Wang Jianhua and Yang Haoyu and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Contractual Arrangements.

2.	Hurray! Times has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Hurray! Times USD 3,000,000 has been fully paid for and 100% of the equity interest in the registered capital of Hurray! Times is owned by the Company and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

Beijing Enterprise Mobile has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Enterprise Mobile USD 410,000 has been fully paid for and 100% of the equity interest in the registered capital of Beijing Enterprise Mobile is owned by the Company and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

3.	Each of the PRC Operating Companies and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

4.	All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of the PRC Operating Companies and the Subsidiaries respectively have been duly issued and obtained and all such Approvals are valid and in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of the PRC Operating Companies and the Subsidiaries respectively has complied with all applicable registration and filing requirements under PRC laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

5.	Each of the PRC Operating Companies and the Subsidiaries has the power and authority and has satisfied all conditions and done all things required by the Laws of the PRC (including the obtaining and possessing of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and in the Prospectus. Such Approvals are in full force and effect and no violation exists in respect of any such Approvals. We are not aware of any reason that will cause us to reasonably believe that such Approvals (including any that are subject to periodic renewal) will not be renewed by the relevant PRC authority.

6.	Each of the PRC Operating Companies and the Subsidiaries has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Documents to which it is expressed to be a party and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Documents (taken both individually and together as a whole) against each of them in accordance with terms of each of the Documents (taken both individually and together as a whole). No Approvals are required to be done or obtained for the performance of the PRC Operating Companies and the Subsidiaries of their obligations and the transactions contemplated under the Documents (taken both individually and together as a whole) other than those already obtained.

7.	Each of the Ultimate Shareholders, the PRC Operating Companies and the Subsidiaries has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by the Laws of the PRC (including the obtaining and possessing of all relevant Approvals, if any), for the entering into, execution, adoption, assumption, issue, delivery or the performance of their respective obligations under each of the Documents to which it is expressed to be a party, and the representatives of, the PRC Operating Companies and the Subsidiaries (as the case may be) have been duly authorized to do so and no such Approval has been revoked or amended.

8.	The execution and performance by each of the Ultimate Shareholders, the PRC Operating Companies and the Subsidiaries of their respective obligations under each of the Documents to which one of them is a party (taken both individually and together as a whole) does not and will not contravene or result in a breach or violation of (i) the articles of association of the PRC Operating Companies and the Subsidiaries; (ii) any Laws or public policy of the PRC as applicable; and (iii) to the best of our knowledge upon making due and reasonable inquiries, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over to which the PRC Operating Companies and the Subsidiaries, as the case may be, is expressed to be a party or which is binding on it or any of its assets and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

9.	Each of the Documents is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents (taken both individually and together as a whole) contravene in any way any applicable Laws or public policy of the PRC, including without limitation and notwithstanding the legal structure of the PRC Operating Companies described in paragraph 1 above:

(i)	the right of Hurray! Times under the Operating Agreements to recommend the board of directors of the PRC Operating Companies and the Chief Executive Officer, the Chief Financial Officer and other senior officers and individuals of the PRC Operating Companies as Hurray! Times may decide;

(ii)	the irrevocable proxy given by the Ultimate Shareholders in favor of Mr. Wang Qindai or any other person employed as the general manager of Hurray! Times from time to time to cast the votes of the Ultimate Shareholders on all corporate matters of the PRC Operating Companies (including the sale and transfer of any equity interest in the PRC Operating Companies) under the Letters of Understanding;

(iii)	the grant of the pledge by the Ultimate Shareholder of their equity interests under the Equity Pledge Agreements, and the right of enforcement of such pledge of the equity interests by Hurray! Times.

10.	To the best of our knowledge having made all due and reasonable inquiries, neither the PRC Operating Companies nor the Subsidiaries is in breach of or in default under (i) any Laws of the PRC or (ii) any Approvals granted by any PRC governmental or regulatory body or its business license or, (iii) their respective articles of association or any contracts, such breach or default which has not been corrected, remedied, rectified or waived and there exists no such breach or default the result of which would have a material effect on the business, properties, operations and conditions (financial or otherwise) or results of operation of the PRC Operating Companies or Subsidiaries. Neither the PRC Operating Companies or the Subsidiaries are subject to any material contingent or actual liabilities.

11.	Neither the PRC Operating Companies nor the Subsidiaries has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of the PRC Operating Companies or (as the case may be) the Subsidiaries, or for the suspension, withdrawal, revocation or cancellation of the PRC Operating Companies or the Subsidiaries’ business licenses.

12.	Each of the PRC Operating Companies and the Subsidiaries possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal local regulatory agencies or bodies necessary to conduct the business now operated by it and contemplated to be operated by it as described in the Prospectus, and neither the PRC Operating Companies nor the Subsidiaries have received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit. After due inquiry and to the best of our knowledge, neither the PRC Operating Companies nor the Subsidiaries are subject to any claims, suits, demands, actions threatened or initiated by or before any PRC governmental or public body, authority or regulatory body.

13.	All Approvals, required for effecting the Contractual Arrangements and all transactions contemplated thereunder, if any, have been issued, obtained and made and all such Approvals are in full force and effect, and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

14.	All registrations, filings and recordings have been fulfilled in order for each pledgee under each Equity Interest Pledge Agreements to enjoy the first preemptive rights against any other secured or unsecured creditors of each pledgor under each Equity Pledge Agreement.

15.	No Approvals are currently required in the PRC for the shares to be effectively pledged pursuant to the Equity Interest Pledge Agreements.

16.	None of the Contractual Arrangements taken both individually and together as a whole has:

(i)	resulted or results in a breach of any of the terms or provisions of, in the case of the PRC Operating Companies and the Subsidiaries, their respective articles of association or business licenses at the time at which any of the Contractual Arrangements was effected;

(ii)	resulted or results in a breach of, or constituted or constitutes a default under or resulted or results in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument to which any of the PRC Operating Companies or the Subsidiaries was or is a party or by which any of the PRC Operating Companies or the Subsidiaries or any of their respective properties or assets was or is bound; or

(iii)	resulted or results in a breach of any laws or applicable regulations or public policy to which any of the PRC Operating Companies or the Subsidiaries was or is subject or by which any of the PRC Operating Companies or the Subsidiaries or any of their respective properties or assets was or is bound.

17.	Each of the Contractual Arrangements by itself or all the Contractual Arrangements taken as a whole has been duly authorized and does not and will not:

(i)	result in a violation or breach of any provision of, the respective articles of association or the respective business license of the PRC Operating Companies or the Subsidiaries, or

(ii)	result in a material breach of, or constitute a material default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument or agreement to which any of the PRC Operating Companies or the Subsidiaries is a party or by which any of the PRC Operating Companies and the Subsidiaries or any of its properties is bound; or

(iii)	result in a breach of any Laws or applicable regulations or public policy to which any of the PRC Operating Companies or the Subsidiaries is subject to or by which any of the PRC Operating Companies and the Subsidiaries or any of their respective properties is bound.

18.	The choice of PRC Laws as the governing law in each Document is valid choice of governing law and will be binding on the parties to the relevant Document, and all conditions to which such Approvals have been fulfilled.

19.	Each of the Documents is, and all the Documents taken as a whole is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents contravene in any way any applicable Laws or public policy of the PRC.

20.

There are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the Contractual Arrangements and/or the transactions or any of the Documents by itself or taken as a whole and, to the best of our knowledge after making due and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other person.

21.	Save for those discussed in the Prospectus, no further action from shareholders or directors of the PRC Operating Companies and the Subsidiaries is required to approve and implement in full the Contractual Arrangements contemplated thereunder.

22.	No third party Approvals are required for the implementation of the Contractual Arrangements, or for the operation of the PRC Operating Companies and the Subsidiaries following the Contractual Arrangements other than those already obtained.

23.	Neither the PRC Operating Companies and the Subsidiaries is in breach of the terms and conditions of any Approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable enquiries, there are no circumstances, existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

24.	The summaries of each of the Contractual Arrangement set out in this opinion are true and accurate.

25.	Neither the PRC Operating Companies nor the Subsidiaries is entitled to any immunity from any legal proceedings or other legal process or from enforcement execution or attachment in respect of their obligation in the transaction contemplated under the Arrangements.

26.	The obligations undertaken by and the rights granted to each party to the Contractual Arrangements are legally permissible under PRC Laws and Regulations.

27.	Each of the PRC Operating Companies and the Subsidiaries possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them, and neither the PRC Operating Companies nor the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

28.	We do not know of any Chinese legal or governmental proceedings pending or threatened to which the Company, the PRC Operating Companies or the Subsidiaries is a party or to which any of the properties of the Company, the PRC Operating Companies or the Subsidiaries is subject that are required to be described in the Registration Statements or the Prospectus and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

29.	There are no outstanding guarantees or contingent payment obligations of the PRC Operating Companies or the Subsidiaries in respect of indebtedness of third parties except as disclosed in the Prospectus.

30.	The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement and the Deposit Agreement will not contravene any provision of applicable laws and regulations of the PRC or the certificate of incorporation, by-laws or other governing documents of either the PRC Operating Companies or the Subsidiaries or any agreement or other instrument binding upon the PRC Operating Companies or the Subsidiaries that is material to the Company and the Subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court of the PRC having jurisdiction over the Company or any of the Subsidiaries, and no consent, approval, authorization or order of or qualification with, any such governmental body or agency is required for the performance by the Company of its obligations under the Underwriting Agreement or the Deposit Agreement.

31.	The choice of law provisions in the Underwriting Agreement and the Deposit Agreement will be recognized by PRC courts; each of the Company, the PRC Operating Companies or the Subsidiaries can be sued in its own name under the laws of the PRC.

32.	The Underwriters would be permitted to commence proceedings in PRC courts of competent jurisdiction based on the Underwriting Agreement for the claim related to either the PRC Operating Companies or the Subsidiaries and such courts would accept jurisdiction over any such action or proceeding.

33.	Any judgment obtained in a New York court arising out of or in relation to the obligations of the Company under the Underwriting Agreement would be enforceable against the Company in the courts of the PRC, subject to the applicable provisions of the Civil Procedure Law of the PRC relating to the enforceability of foreign judgments.

This opinion relates to the Laws of the PRC (other than the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan region) in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings “Risk Factors”, “Our Company Structure”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is addressed to Hurray! Holding Co., Ltd. solely for its benefit, and may be relied upon only by Hurray! Holding Co., Ltd. It may not be relied upon, quoted or referred to for any other purpose or by anyone else and may not be disclosed to any other person without our prior written consent.

Yours faithfully,

/s/ JINGTIAN & GONGCHENG

Schedule I

Hurray! Holding Co., Ltd.
(Cayman Islands)
Wang Qindai
1%
99%
100%
100%
Hurray Technologies (HK) Ltd.
(Hong Kong)
Beijing Enterprise Mobile Technology Co. Ltd.
(PRC)
Hurray! Times Communications (Beijing) Ltd.
(PRC)
Wang Qindai
85%
Xiang Songzuo
15%
Hurray! Solutions Ltd.
(PRC)
through contractual arrangement*
95%
Wang Qindai
5%
Beijing Cool Young Information Technology Co., Ltd.
(PRC)
through contractual arrangement*
Wang Jianhua
50%
Yang Haoyu
50%
Beijing Palmsky Technology Co., Ltd.
(PRC)
through contractual arrangement*
Sun Hao
50%
Wang Xiaoping
50%
Beijing Enterprise Network Technology Co., Ltd.
(PRC)
through contractual arrangement*
99%
Sun Hao
0.5%
Wang Xiaoping
0.5%
Beijing WVAS Solutions Ltd.
(PRC)
through contractual arrangement*

*	We do not have any ownership interest in Hurray! Solutions, WVAS Solutions, Beijing Cool Young, Beijing Enterprise, and Beijing Palmsky. We have entered into a series of contractual arrangements with these entities and their respective shareholders through Hurray! Times.

Schedule II

1.	Agreement for Transfer of Entitlement to Dividends between Qindai Wang and Hurray! Holding Co., Ltd. dated August 15, 2003

2.	Domain Name Assignment Agreement between Hurray! Solutions Ltd. and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004

3.	Domain Name License Agreement between Hurray! Times Communications (Beijing) Ltd. and Hurray! Solutions Ltd. dated May 5, 2004

4.	Software Assignment Agreement between Hurray! Solutions Ltd. and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004

5.	Software License Agreement between Hurray! Times Communications (Beijing) Ltd. and Hurray! Solutions Ltd. dated May 5, 2004

6.	Trademark Assignment Agreement between Hurray! Solutions Ltd. and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004

7.	Trademark License Agreement between Hurray! Times Communications (Beijing) Ltd. and Hurray! Solutions Ltd. dated May 5, 2004

8.	Letter of Undertaking by Qindai Wang dated May 5, 2004

9.	Authorization Agreement by Songzuo Xiang dated May 5, 2004

10.	Exclusive Technical Consulting and Services Agreement between Hurray! Times Communications (Beijing) Ltd. and Hurray! Solutions Ltd. dated May 5, 2004

11.	Operating Agreement among Hurray! Times Communications (Beijing) Ltd., Hurray! Solutions Ltd., Qindai Wang and Songzuo Xiang dated May 5, 2004

12.	Contract Related to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Hurray! Solutions Ltd. and Qindai Wang dated May 5, 2004

13.	Contract Related to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Hurray! Solutions Ltd. and Songzuo Xiang dated May 5, 2004

14.	Equity Interests Pledge Agreement between Qindai Wang and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004

15.	Equity Interests Pledge Agreement between Songzuo Xiang and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004

16.	Letter of Undertaking by Qindai Wang dated May 5, 2004

17.	Authorization Agreement by Hurray! Solutions Ltd. dated May 5, 2004

18.	Exclusive Technical Consulting and Services Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

19.	Operating Agreement among Hurray! Times Communications (Beijing) Ltd., Beijing Cool Young Information Technology Co., Ltd., Qindai Wang and Hurray! Solutions Ltd. dated May 5, 2004

20.	Contract Related to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Qindai Wang and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

21.	Contract Related to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Hurray! Solutions Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

22.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Qindai Wang dated May 5, 2004

23.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Hurray! Solutions Ltd. dated May 5, 2004

24.	Domain Name Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

25.	Domain Name License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

26.	Software License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

27.	Trademark License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

28.	Domain Name Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing WVAS Solutions Ltd. dated May 5, 2004

29.	Domain Name License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing WVAS Solutions Ltd. dated May 5, 2004

30.	Software License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing WVAS Solutions Ltd. dated May 5, 2004

31.	Trademark License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing WVAS Solutions Ltd. dated May 5, 2004

32.	Authorization Agreements by each of Sun Hao and Wang Xiaoping dated October 1, 2004 and October 1, 2004, respectively

33.	Authorization Agreement by Beijing Enterprise Network Technology Co., Ltd. dated October 1, 2004

34.	Exclusive Technical Consulting and Services Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing WVAS Solutions Ltd. dated May 5, 2004

35.	Operating Agreement among Hurray! Times Communications (Beijing) Ltd., Beijing WVAS Solutions Ltd., Beijing Enterprise Network Technology Co., Ltd., Sun Hao and Wang Xiaoping dated October 1, 2004

36.	Contracts Relating to Exclusive Purchase Right of Equity Interest between Hurray! Holding Co., Ltd., Beijing WVAS Solutions Ltd. and each of Sun Hao and Wang Xiaoping dated October 1, 2004 and October 1, 2004, respectively

37.	Contract Relating to Exclusive Purchase Right of Equity Interest between Hurray! Holding Co., Ltd., Beijing WVAS Solutions Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated October 1, 2004

38.	Equity Interests Pledge Agreements between Hurray! Times Communications (Beijing) Ltd. and each of Sun Hao and Wang Xiaoping dated October 1, 2004 and October 1, 2004, respectively

39.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated October 1, 2004

40.	Domain Name Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

41.	Domain Name License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

42.	Software Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

43.	Software License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

44.	Software Technology Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

45.	Trademark License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

46.	Authorization Agreement by Yang Haoyu dated October 1, 2004

47.	Authorization Agreement by Wang Jianhua dated October 1, 2004

48.	Exclusive Technical Consulting and Services Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Palmsky Technology Co., Ltd. dated May 5, 2004

49.	Operating Agreement among Hurray! Times Communications (Beijing) Ltd., Beijing Palmsky Technology Co., Ltd., Yang Haoyu and Wang Jianhua dated October 1, 2004

50.	Contract Relating to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Yang Haoyu and Beijing Palmsky Technology Co., Ltd. dated October 1, 2004

51.	Contract Relating to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Wang Jianhua and Beijing Palmsky Technology Co., Ltd. dated October 1, 2004

52.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Yang Haoyu dated October 1, 2004

53.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Wang Jianhua dated October 1, 2004

54.	Domain Name Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated May 5, 2004

55.	Domain Name License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated May 5, 2004

56.	Software License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated May 5, 2004

57.	Trademark License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated May 5, 2004

58.	Authorization Agreement by Sun Hao dated August 15, 2004

59.	Authorization Agreement by Wang Xiaoping dated August 15, 2004

60.	Exclusive Technical Consulting and Services Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated May 5, 2004

61.	Operating Agreement between Hurray! Times Communications (Beijing) Ltd., Beijing Enterprise Network Technology Co., Ltd., Sun Hao and Wang Xiaoping dated August 15, 2004

62.	Contract Relating to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Wang Xiaoping and Beijing Enterprise Network Technology Co., Ltd. dated August 15, 2004

63.	Contract Relating to Exclusive Purchase Right of Equity Interest among Hurray! Holding Co., Ltd., Sun Hao and Beijing Enterprise Network Technology Co., Ltd. dated August 15, 2004

64.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Sun Hao dated October 1, 2004

65.	Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Wang Xiaoping dated October 1, 2004

66.	Agreement on Transfer of Shares of Beijing Enterprise Network Technology Co., Ltd. between Sun Hao and Wang Xiaoping and Hurray! Solutions Ltd. and Wang Qindai dated July 19, 2004

67.	Supplemental Agreement to Agreement on Transfer of Shares of Beijing Enterprise Network Technology Co., Ltd. among Hurray! Holding Co., Ltd., Qindai Wang, Yu Qin and Zhang Chen dated November 4, 2004

68.	Supplemental Agreement to Agreement on Transfer of Shares of Beijing Enterprise Mobile Technology Co., Ltd. among Hurray! Holdings Co., Ltd., Funway Investment Holdings Ltd. and I-mode Technology Ltd. dated November 4, 2004

69.	Loan agreement between Beijing Enterprise Network Technology Co., Ltd. and Yu Qin dated November 4, 2004

70.	Loan agreement between WVAS Solutions Ltd. and Yu Qin dated November 4, 2004

71.	Supplemental Agreement dated December 1, 2004 to Domain Name Assignment Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004 and Domain Name License Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Cool Young Information Technology Co., Ltd. dated May 5, 2004

72.	Supplemental Agreement dated January 25, 2005 to Equity Interests Pledge Agreement between Qindai Wang and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004, Equity Interests Pledge Agreement between Songzuo Xiang and Hurray! Times Communications (Beijing) Ltd. dated May 5, 2004, Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Sun Hao dated August 15, 2004, Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Wang Xiaoping dated August 15, 2004, Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Qindai Wang dated May 5, 2004, Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Hurray! Solutions Ltd. dated May 5, 2004, Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Yang Haoyu dated October 1, 2004, Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Wang Jianhua dated October 1, 2004, Equity Interests Pledge Agreements between Hurray! Times Communications (Beijing) Ltd. and each of Sun Hao and Wang Xiaoping dated October 1, 2004 and October 1, 2004, respectively, and Equity Interests Pledge Agreement between Hurray! Times Communications (Beijing) Ltd. and Beijing Enterprise Network Technology Co., Ltd. dated October 1, 2004.